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Exhibit 12

Dollar General Corporation
Ratio of Earnings to Fixed Charges

	Historical
							Pro Forma(4)
	Predecessor
						Successor
	Fiscal Year Ended				February 3, 2007 through July 6, 2007
						July 7, 2007 through February 1, 2008	Fiscal Year Ended February 1, 2008
	January 30, 2004	January 28, 2005	February 3, 2006	February 2, 2007
Earnings(1):
Income (loss) before income taxes	$476.5	$534.8	$544.6	$220.4	$4.0	$(6.6)	$(3.4)
Fixed Charges, exclusive of capitalized interest	104.0	111.8	123.1	140.7	58.8	320.7	380.3

	$580.5	$646.6	$667.7	$361.1	$62.8	$314.1	$376.9

Fixed Charges(1):
Interest charged to expense	$35.6	$28.8	$26.2	$34.9	$10.3	$252.9	$264.0
Interest factor on rental expense(2)	68.4	83.0	96.9	105.8	48.5	67.8	116.3

	104.0	111.8	123.1	140.7	58.8	320.7	380.3
Interest capitalized	0.2	3.6	3.3	2.9	—	—	—

	$104.2	$115.4	$126.4	$143.6	$58.8	$320.7	$380.3

Ratio of earnings to fixed charges	5.6x	5.6x	5.3x	2.5x	1.1x

Excess of fixed charges over earnings(3)						$(6.6)	$(3.4)

(1)
For purposes of computing the ratio of earnings to fixed charges, (a) earnings consist of income (loss) before income taxes, plus fixed charges less capitalized expenses related to indebtedness (amortization expense for capitalized interest is not significant) and (b) fixed charges consist of interest expense (whether expensed or capitalized), the amortization of debt issuance costs, and the interest portion of rent expense.

(2)
The portion of rent expense representative of interest is based on the present value of the future lease payments discounted at 10%.

(3)
For the period from July 7, 2007 through February 1, 2008, fixed charges exceeded earnings by $6.6 million. For the fiscal year ended February 1, 2008, pro forma fixed charges exceeded earnings by $3.4 million.

(4)
To give effect to the increase in interest expense resulting from the portion of the notes proceeds used to retire the $198.3 million of our 8 5/8% unsecured notes due June 10, 2010 as if such transactions had occurred at the beginning of the period presented.

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  Exhibit 12